Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

STERLING BANCORP

and

PROVIDENT NEW YORK BANCORP

Dated as of April 3, 2013

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Effective Time	1
1.3	Effects of the Merger	2
1.4	Conversion of Sterling Common Stock	2
1.5	Provident Common Stock	3
1.6	Sterling Stock Options; Sterling Restricted Stock Awards	3
1.7	Certificate of Incorporation of Surviving Corporation	4
1.8	Bylaws of Surviving Corporation	4
1.9	Tax Consequences	4
1.10	Bank Merger	4
1.11	Headquarters of Surviving Corporation; Name	4

ARTICLE II

EXCHANGE OF SHARES

2.1	Provident to Make Shares Available	5
2.2	Exchange of Shares	5

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STERLING

3.1	Corporate Organization	8
3.2	Capitalization	9
3.3	Authority; No Violation	10
3.4	Consents and Approvals	11
3.5	Reports	11
3.6	Financial Statements	12
3.7	Broker’s Fees	14
3.8	Absence of Certain Changes or Events	14
3.9	Legal Proceedings	14
3.10	Taxes and Tax Returns	14
3.11	Employees	15
3.12	SEC Reports	18
3.13	Compliance with Applicable Law	19
3.14	Certain Contracts	19
3.15	Agreements with Regulatory Agencies	21
3.16	Risk Management Instruments	21
3.17	Environmental Matters	21

i

3.18	Investment Securities and Commodities	22
3.19	Real Property	22
3.20	Intellectual Property	23
3.21	Related Party Transactions	23
3.22	State Takeover Laws	23
3.23	Reorganization	24
3.24	Opinion	24
3.25	Sterling Information	24
3.26	Loan Portfolio	24
3.27	Insurance	25
3.28	No Other Representations or Warranties	25

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PROVIDENT

4.1	Corporate Organization	26
4.2	Capitalization	27
4.3	Authority; No Violation	28
4.4	Consents and Approvals	29
4.5	Reports	30
4.6	Financial Statements	30
4.7	Broker’s Fees	32
4.8	Absence of Certain Changes or Events	32
4.9	Legal Proceedings	32
4.10	Taxes and Tax Returns	33
4.11	Employees	34
4.12	SEC Reports	36
4.13	Compliance with Applicable Law	37
4.14	Certain Contracts	38
4.15	Agreements with Regulatory Agencies	39
4.16	Risk Management Instruments	39
4.17	Environmental Matters	39
4.18	Investment Securities and Commodities	40
4.19	Real Property	40
4.20	Intellectual Property	40
4.21	Related Party Transactions	41
4.22	State Takeover Laws	41
4.23	Reorganization	41
4.24	Opinion	41
4.25	Provident Information	41
4.26	Loan Portfolio	42
4.27	Insurance	43
4.28	No Other Representations or Warranties	43

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	44
5.2	Forbearances	44

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	47
6.2	Access to Information	48
6.3	Stockholders’ Approvals	49
6.4	Legal Conditions to Merger	50
6.5	Stock Exchange Listing	50
6.6	Employee Benefit Plans	50
6.7	Indemnification; Directors’ and Officers’ Insurance	52
6.8	Additional Agreements	53
6.9	Advice of Changes	54
6.10	Dividends	54
6.11	Corporate Governance	54
6.12	Acquisition Proposals	55
6.13	Public Announcements	56
6.14	Change of Method	56
6.15	Restructuring Efforts	57
6.16	Takeover Statutes	57
6.17	Trust Preferred Securities	57
6.18	Exemption from Liability Under Section 16(b)	57

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger	58
7.2	Conditions to Obligations of Provident	59
7.3	Conditions to Obligations of Sterling	60

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	61
8.2	Effect of Termination	62
8.3	Amendment	64
8.4	Extension; Waiver	64

ARTICLE IX

GENERAL PROVISIONS

9.1	Closing	65
9.2	Nonsurvival of Representations, Warranties and Agreements	65
9.3	Expenses	65
9.4	Notices	65
9.5	Interpretation	66
9.6	Counterparts	67
9.7	Entire Agreement	67
9.8	Governing Law; Jurisdiction	67
9.9	Waiver of Jury Trial	67
9.10	Assignment; Third Party Beneficiaries	68
9.11	Specific Performance	68
9.12	Severability	68
9.13	Delivery by Facsimile or Electronic Transmission	68

Exhibit A — Bylaw Amendment
Exhibit B — Certificate Amendment
Exhibit C — Bank Merger Agreement

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	56
affiliate	67
Agreement	1
Bank Merger	4
Bank Merger Agreement	4
Bank Merger Certificates	4
Bank Regulatory Applications	47
BHC	1
BHC Act	1
Bylaw Amendment	4
Certificate	2
Certificate Amendment	4
certificates	5
Certificates of Merger	2
Chosen Courts	67
Closing	65
Closing Date	65
Code	1
Confidentiality Agreement	49
Conversion	4
Delaware Secretary	2
DGCL	1
Effective Time	2
Enforceability Exceptions	21
Environmental Laws	21
ERISA	15
Exchange Act	13
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	2
FDIC	9
Federal Reserve Board	11
GAAP	8
Governmental Entity	11
Intellectual Property	23
IRS	14
Joint Proxy Statement	11
Key Individuals	55
knowledge	67
Liens	10
Loans	24
made available	67
Material Adverse Effect	8

v

Materially Burdensome Regulatory Condition	48
Merger	1
Multiemployer Plan	17
Multiple Employer Plan	17
New Benefit Plans	51
New York State Department	1
NYBCL	1
NYSE	6
OCC	11
PBGC	17
Permitted Encumbrances	22
person	67
Premium Cap	53
Provident	1
Provident Benefit Plans	34
Provident Certificate	4
Provident Common Stock	2
Provident Contract	38
Provident Disclosure Schedule	26
Provident ERISA Affiliate	34
Provident Leased Properties	40
Provident Meeting	49
Provident Owned Properties	40
Provident Qualified Plans	34
Provident Real Property	40
Provident Regulatory Agreement	39
Provident Reports	36
Provident Restricted Stock Award	27
Provident Stock Options	27
Provident Stock Plan Amendment	49
Provident Stock Plans	27
Provident Subsidiary	27
Regulatory Agencies	12
REIT	10
Representatives	56
Requisite Provident Vote	29
Requisite Regulatory Approvals	59
Requisite Sterling Vote	10
S-4	11
Sarbanes-Oxley Act	13
SEC	11
Securities Act	18
SRO	12
Sterling	1
Sterling Benefit Plans	16
Sterling Certificate	8

Sterling Common Stock	2
Sterling Contract	20
Sterling Disclosure Schedule	7
Sterling ERISA Affiliate	16
Sterling Indemnified Parties	53
Sterling Insiders	58
Sterling Leased Properties	22
Sterling Meeting	49
Sterling Owned Properties	22
Sterling Pension Plan	52
Sterling Qualified Plans	16
Sterling Real Property	22
Sterling Regulatory Agreement	21
Sterling Reports	18
Sterling Restricted Stock Award	3
Sterling Stock Option	3
Sterling Stock Plan	3
Sterling Subsidiary	8
Subsidiary	8
Surviving Corporation	1
Takeover Statutes	23
Tax	15
Tax Return	15
Taxes	15
Termination Date	62
Termination Fee	63
Trust Preferred Securities	58

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 3, 2013 (this “Agreement”), by and between Sterling Bancorp, a New York corporation (“Sterling”), and Provident New York Bancorp, a Delaware corporation (“Provident”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Provident and Sterling have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which Sterling will, subject to the terms and conditions set forth herein, merge with and into Provident (the “Merger”), so that Provident is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1                               The Merger.

(a)                                 Subject to the terms and conditions of this Agreement, in accordance with the New York Business Corporation Law (the “NYBCL”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Sterling shall merge with and into Provident.  Provident shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware.  Upon consummation of the Merger, the separate corporate existence of Sterling shall terminate.

(b)                                 At the Effective Time, Provident shall become a duly registered bank holding company (“BHC”) and financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

1.2                               Effective Time.  The Merger shall become effective as set forth in the certificate of merger to be filed with the Department of State of the State of New York (the “New York State Department”) and the certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), respectively, on the Closing Date (collectively, the “Certificates of Merger”).  The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

1.3                               Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NYBCL and the DGCL.

1.4                               Conversion of Sterling Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Provident, Sterling or the holder of any of the following securities:

(a)                                 Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of Sterling issued and outstanding immediately prior to the Effective Time (the “Sterling Common Stock”), except for shares of Sterling Common Stock owned by Sterling as treasury stock or owned by Sterling or Provident (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive 1.2625 shares (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Provident (the “Provident Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.5, the Provident Common Stock, including the shares issued to former holders of Sterling Common Stock, shall be the common stock of the Surviving Corporation.

(b)                                 All of the shares of Sterling Common Stock converted into the right to receive Provident Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Sterling Common Stock) previously representing any such shares of Sterling Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Provident Common Stock which such shares of Sterling Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Sterling Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2.  Certificates previously representing shares of Sterling Common Stock shall be exchanged for certificates representing whole shares of Provident Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of Provident Common Stock or Sterling Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c)                                  Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Sterling Common Stock that are owned by Sterling or Provident (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Provident or other consideration shall be delivered in exchange therefor.

1.5                               Provident Common Stock.  At and after the Effective Time, each share of Provident Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.6                               Sterling Stock Options; Sterling Restricted Stock Awards.

(a)                                 At the Effective Time, each option granted by Sterling to purchase shares of Sterling Common Stock under a Sterling Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Sterling Stock Option”) shall cease to represent a right to acquire shares of Sterling Common Stock and shall be converted automatically into an option to purchase shares of Provident Common Stock for a number of shares and at an exercise price determined as provided below, with such converted option to continue to be subject to the same terms and conditions as were applicable to the Sterling Stock Option under the Sterling Stock Plan and the applicable award agreement thereunder (but taking into account any acceleration or vesting thereof provided for in the Sterling Stock Plan, or in the related award agreement, by reason of the consummation of the transactions contemplated hereby):

(i)                                     The number of shares of Provident Common Stock to be subject to the new option shall be equal to the product of the number of shares of Sterling Common Stock subject to the Sterling Stock Option and the Exchange Ratio; provided, that any fractional shares of Provident Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii)                                  The exercise price per share of Provident Common Stock under the new option shall be equal to the exercise price per share of Sterling Common Stock of the Sterling Stock Option divided by the Exchange Ratio; provided, that such exercise price shall be rounded up to the nearest whole cent.

For purposes of this Agreement, “Sterling Stock Plan” means the Sterling Stock Incentive Plan (Amended and Restated as of May 20, 2004), as amended December 29, 2008.

(b)                                 At the Effective Time, each award in respect of a share of Sterling Common Stock subject to vesting, repurchase or other lapse restriction granted under a Sterling Stock Plan which is outstanding immediately prior to the Effective Time (a “Sterling Restricted Stock Award”) shall be converted automatically into a restricted stock award in respect of the number of shares of Provident Common Stock, rounded to the nearest whole share, equal to the product of the number of shares of Sterling Common Stock subject to the Sterling Restricted Stock Award and the Exchange Ratio, with such converted restricted stock award to continue to be subject to the same terms and conditions as were applicable to the Sterling Restricted Stock Award under the Sterling Stock Plan and the applicable award agreement thereunder (but taking into account any acceleration or vesting thereof provided for in the Sterling Stock Plan, or in the related award agreement, by reason of the consummation of the transactions contemplated hereby).

(c)                                  At or prior to the Effective Time, Sterling, the Board of Directors of Sterling and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6.

(d)                                 At or prior to the Effective Time, Provident, the Board of Directors of Provident and its compensation committee, as applicable, shall adopt any resolutions and take any necessary actions to reserve for future issuance a number of shares of Provident Common Stock necessary to fulfill Provident’s obligations under this Section 1.6.  Promptly after the Effective Time, Provident shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering such shares of Provident Common Stock.

1.7                               Certificate of Incorporation of Surviving Corporation.  At the Effective Time, the Certificate of Incorporation of Provident (the “Provident Certificate”), as in effect at the Effective Time, as amended as set forth in Exhibit B hereto (the “Certificate Amendment”), shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8                               Bylaws of Surviving Corporation.  At the Effective Time, the Bylaws of Provident, as in effect immediately prior to the Effective Time, as amended in the form as provided in Exhibit A (the “Bylaw Amendment”), shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9                               Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.10                        Bank Merger.  Immediately following the Merger, Provident Bank, a federal savings association and a wholly-owned subsidiary of Provident, shall convert into a national bank (the “Conversion”) and Sterling National Bank, a national bank and a wholly-owned Subsidiary of Sterling, will merge (the “Bank Merger”) with and into Provident Bank.  Provident Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Sterling National Bank shall cease.  In connection with the Bank Merger, Provident Bank shall change its name to Sterling National Bank.  The parties agree that the Bank Merger shall become effective immediately after the Effective Time.  On the date of this Agreement, Provident Bank and Sterling National Bank entered into the agreement and plan of merger attached hereto as Exhibit C (the “Bank Merger Agreement”).  Sterling shall cause Sterling National Bank, and Provident shall cause Provident Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger (including the Conversion) effective (“Bank Merger Certificates”) immediately following the Effective Time.

1.11                        Headquarters of Surviving Corporation; Name.  From and after the Effective Time, (i) the location of the headquarters and principal executive offices of the

Surviving Corporation shall be Montebello, New York, and the Surviving Corporation shall maintain executive offices in Montebello, New York, and in New York, New York, and (ii) the name of the Surviving Corporation shall be “Sterling Bancorp”.

ARTICLE II

EXCHANGE OF SHARES

2.1                               Provident to Make Shares Available.  At or prior to the Effective Time, Provident shall deposit, or shall cause to be deposited, with a bank or trust company designated by Provident and reasonably acceptable to Sterling (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates or, at Provident’s option, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of Provident Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Provident Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Sterling Common Stock.

2.2                               Exchange of Shares.

(a)                                 As promptly as practicable after the Effective Time, but in no event later than 10 days thereafter, Provident shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Sterling Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Provident Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Provident Common Stock and any cash in lieu of fractional shares which the shares of Sterling Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Provident Common Stock to which such holder of Sterling Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Provident Common Stock which the shares of Sterling Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)                                 No dividends or other distributions declared with respect to Provident Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II.  After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Provident Common Stock which the shares of Sterling Common Stock represented by such Certificate have been converted into the right to receive.

(c)                                  If any certificate representing shares of Provident Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Provident Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                                 After the Effective Time, there shall be no transfers on the stock transfer books of Sterling of the shares of Sterling Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Provident Common Stock as provided in this Article II.

(e)                                  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Provident Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Provident Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Provident.  In lieu of the issuance of any such fractional share, Provident shall pay to each former stockholder of Sterling who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Provident Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) as reported by The Wall Street Journal for the five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Provident Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f)                                   Any portion of the Exchange Fund that remains unclaimed by the stockholders of Sterling for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation.  Any former stockholders of Sterling who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Provident Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Provident Common Stock deliverable in respect of each former share of Sterling Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Provident, Sterling, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Sterling Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)                                  Provident shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Provident Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Sterling Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Provident or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Sterling Common Stock in respect of which the deduction and withholding was made by Provident or the Exchange Agent, as the case may be.

(h)                                 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Provident, the posting by such person of a bond in such amount as Provident may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Provident Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STERLING

Except (i) as disclosed in the disclosure schedule delivered by Sterling to Provident concurrently herewith (the “Sterling Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Sterling Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Sterling that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Sterling Reports filed by Sterling since December 31, 2011, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements”

disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Sterling hereby represents and warrants to Provident as follows:

3.1                               Corporate Organization.

(a)                                 Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act.  Sterling has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Sterling is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sterling.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Provident, Sterling or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the Restated Certificate of Incorporation of Sterling (the “Sterling Certificate”) and the Bylaws of Sterling, as in effect as of the date of this Agreement, have previously been made available by Sterling to Provident.

(b)                                 Each Subsidiary of Sterling (a “Sterling Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Sterling and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Sterling to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Sterling that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Sterling Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Sterling as of the date hereof.

3.2                               Capitalization.

(a)                                 The authorized capital stock of Sterling consists of 50,000,000 shares of Sterling Common Stock and 644,389 shares of preferred stock, par value $5.00 per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 35,263,768 shares of Sterling Common Stock issued and 30,955,796 shares of Sterling Common Stock outstanding, which number includes 51,720 shares of Sterling Common Stock granted in respect of outstanding Sterling Restricted Stock Awards, (ii) 4,307,972 shares of Sterling Common Stock held in treasury, (iii) 87,500 shares of Sterling Common Stock reserved for issuance upon the exercise of outstanding Sterling Stock Options, and (iv) no other shares of capital stock or other voting securities of Sterling issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Sterling may vote.  Except as set forth in  Section 3.2(a) of the Sterling Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Sterling are issued or outstanding.  Other than Sterling Stock Options issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Sterling to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Sterling Common Stock or other equity interests of Sterling.  Section 3.2(a) of the Sterling Disclosure Schedule sets forth a true, correct and complete list of all Sterling Stock Options and Sterling Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Sterling Stock Option and Sterling Restricted Stock Award, (iii) the grant date of each such Sterling Stock Option and Sterling Restricted Stock Award and (iv) the exercise price for each such Sterling Stock Option.  Other than the Sterling Stock Options and the Sterling Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Sterling or any of its Subsidiaries) are outstanding.  Sterling has not elected to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates.

(b)                                 Except for the Trust Preferred Securities and the real estate investment trust (“REIT”) preferred securities issued by Sterling Real Estate Holding Company, Inc., Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Sterling Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Sterling Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3                               Authority; No Violation.

(a)                                 Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Sterling.  The Board of Directors of Sterling has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Sterling and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Sterling’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Sterling Common Stock (the “Requisite Sterling Vote”), and the adoption and approval of the Bank Merger Agreement by Sterling National Bank and Sterling as its sole shareholder, no other corporate proceedings on the part of Sterling are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Provident) constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)                                 Neither the execution and delivery of this Agreement by Sterling nor the consummation by Sterling of the transactions contemplated hereby, nor compliance by Sterling with any of the terms or provisions hereof, will (i) violate any provision of the Sterling Certificate or Sterling’s Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sterling or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sterling or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sterling or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling.

(c)                                  Sterling National Bank has adopted the Bank Merger Agreement, Sterling, as the sole shareholder of Sterling National Bank, shall, promptly hereafter, approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Sterling National Bank.

3.4                               Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the NYSE, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices (including all applications for Provident to become a BHC and to be treated as a financial holding company under the BHC Act), (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Conversion and the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Sterling Disclosure Schedule or Section 4.4 of the Provident Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Sterling’s and Provident’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Provident in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger with the New York State Department pursuant to the NYBCL and the Delaware Secretary pursuant to the DGCL and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Provident Common Stock pursuant to this Agreement and the approval of the listing of such Provident Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Sterling of this Agreement or (B) the consummation by Sterling of the Merger and the other transactions contemplated hereby (including the Conversion and the Bank Merger).  As of the date hereof, Sterling is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5                               Reports.  Sterling and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC or the Office of Thrift Supervision, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) — (vii), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Sterling and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Sterling, investigation into the business or operations of Sterling or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Sterling or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Sterling or any of its Subsidiaries since January 1, 2010, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

3.6                               Financial Statements.

(a)                                 The financial statements of Sterling and its Subsidiaries included (or incorporated by reference) in the Sterling Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Sterling and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Sterling and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Crowe Horwath LLP has not resigned (or informed Sterling that it intends to resign) or been dismissed as independent public accountants of Sterling as a result of or in connection with any disagreements with Sterling on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, neither Sterling nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Sterling included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012, or in connection with this Agreement and the transactions contemplated hereby.

(c)                                  The records, systems, controls, data and information of Sterling and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Sterling or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Sterling.  Sterling (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Sterling, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Sterling by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Sterling’s outside auditors and the audit committee of Sterling’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Sterling’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Sterling’s internal controls over financial reporting.  These disclosures were made in writing by management to Sterling’s auditors and audit committee and a copy has previously been made available to Provident.  There is no reason to believe that Sterling’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since January 1, 2010, (i) neither Sterling nor any of its Subsidiaries, nor, to the knowledge of Sterling, any director, officer, auditor, accountant or representative of Sterling or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Sterling or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Sterling or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Sterling or any of its Subsidiaries, whether or not employed by Sterling or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Sterling or any of its officers, directors, employees or agents to the Board of Directors of Sterling or any committee thereof or to the knowledge of Sterling, to any director or officer of Sterling.

3.7                               Broker’s Fees.  With the exception of the engagement of J.P. Morgan Securities LLC and Keefe, Bruyette & Woods, a Stifel Company neither Sterling nor any Sterling Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  Sterling has disclosed to Provident as of the date hereof the aggregate fees provided for in connection with the engagements by Sterling of each of J.P. Morgan Securities LLC and Keefe, Bruyette & Woods, a Stifel Company, related to the Merger and the other transactions contemplated hereunder.

3.8                               Absence of Certain Changes or Events.

(a)                                 Since December 31, 2012, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

(b)                                 Since December 31, 2012, Sterling and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9                               Legal Proceedings.

(a)                                 Except as would not reasonably be expected to result in a Material Adverse Effect on Sterling, neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending or, to Sterling’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)                                 There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Sterling, any of its Subsidiaries or the assets of Sterling or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10                        Taxes and Tax Returns.

(a)                                 Each of Sterling and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Sterling nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of Sterling and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Sterling and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Sterling nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of Sterling and its Subsidiaries for all years to and including 2009 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Sterling nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Sterling and its Subsidiaries or the assets of Sterling and its Subsidiaries.  Sterling has made available to Provident true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither Sterling nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Sterling and its Subsidiaries).  Neither Sterling nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Sterling) or (B) has any liability for the Taxes of any person (other than Sterling or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Sterling nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Sterling nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).  At no time during the past five years has Sterling been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)                                 As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)                                  As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11                        Employees.

(a)                                 Section 3.11(a) of the Sterling Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Sterling or any Subsidiary or any trade or business of Sterling or any of its Subsidiaries, whether or not incorporated, all of which together with Sterling would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Sterling ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Sterling or any of its Subsidiaries or any Sterling ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Sterling or any of its Subsidiaries or any Sterling ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “Sterling Benefit Plans”).

(b)                                 Sterling has heretofore made available to Provident true and complete copies of each of the Sterling Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any Sterling Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Sterling Benefit Plan, and (iv) the most recently prepared actuarial report for each Sterling Benefit Plan (if applicable) for each of the last two years.

(c)                                  Each Sterling Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Sterling nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Sterling Benefit Plan, and neither Sterling nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)                                 Section 3.11(d) of the Sterling Disclosure Schedule identifies each Sterling Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Sterling Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Sterling Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Sterling, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Sterling Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Sterling Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)                                  Each Sterling Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)                                   With respect to each Sterling Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Sterling Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Sterling Benefit Plan’s actuary with respect to such Sterling Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Sterling Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Sterling or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Sterling Benefit Plan.

(g)                                  None of Sterling and its Subsidiaries nor any Sterling ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Sterling and its Subsidiaries nor any Sterling ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)                                 Neither Sterling nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)                                     All contributions required to be made to any Sterling Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Sterling Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Sterling.

(j)                                    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Sterling’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Sterling Benefit Plans, any fiduciaries thereof with respect to their duties to the Sterling Benefit Plans or the assets of any of the trusts under any of the Sterling Benefit Plans which could reasonably be expected to result in any material liability of Sterling or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Sterling Benefit Plan, or any other party.

(k)                                 None of Sterling and its Subsidiaries nor any Sterling ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Sterling Benefit Plans or their related trusts, Sterling, any of its Subsidiaries, any Sterling ERISA Affiliate or any person that Sterling or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)                                     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Sterling or any of its Subsidiaries, or result in any limitation on the right of Sterling or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Sterling Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Sterling or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither Sterling nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Sterling or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Sterling Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  Sterling has made available to Provident true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m)                             There are no pending or, to Sterling’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Sterling or any of its Subsidiaries, or any strikes or other material labor disputes against Sterling or any of its Subsidiaries.  Neither Sterling nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Sterling or any of its Subsidiaries and, to the knowledge of Sterling, there are no organizing efforts by any union or other group seeking to represent any employees of Sterling or any of its Subsidiaries.

3.12                        SEC Reports.  Sterling has previously made available to Provident an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2010 by Sterling pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Sterling Reports”) and (b) communication mailed by Sterling to its stockholders since December 31, 2010 and prior to the date hereof, and no such Sterling Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2010, as of their respective dates, all Sterling Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Sterling has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Sterling Reports.

3.13                        Compliance with Applicable Law.  Sterling and each of its Subsidiaries hold, and have at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sterling, and to the knowledge of Sterling no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Sterling and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Sterling or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Sterling National Bank is designated as a wholesale bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Sterling, or its Subsidiaries, or to the knowledge of Sterling, any director, officer, employee, agent or other person acting on behalf of Sterling or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Sterling or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Sterling or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Sterling or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Sterling or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Sterling or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Sterling or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.14                        Certain Contracts.

(a)                                 Except as set forth in Section 3.14(a) of the Sterling Disclosure Schedule, as of the date hereof, neither Sterling nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Provident, Sterling, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Sterling or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Sterling or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $5 million or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Sterling or its Subsidiaries or (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by Sterling or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice).  Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Sterling Disclosure Schedule, is referred to herein as a “Sterling Contract,” and neither Sterling nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

(b)                                 (i)  Each Sterling Contract is valid and binding on Sterling or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling, (ii) Sterling and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Sterling Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling, (iii) to Sterling’s knowledge each third-party counterparty to each Sterling Contract has in all material respects performed all obligations required to be performed by it to date under such Sterling Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Sterling or any of its Subsidiaries under any such Sterling Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling.

3.15                        Agreements with Regulatory Agencies.  Neither Sterling nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Sterling Disclosure Schedule, a “Sterling Regulatory Agreement”), nor has Sterling or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Sterling Regulatory Agreement.

3.16                        Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Sterling, any of its Subsidiaries or for the account of a customer of Sterling or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Sterling or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”), and are in full force and effect.  Sterling and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Sterling’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17                        Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sterling, Sterling and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Sterling any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Sterling or any of its Subsidiaries of any liability or obligation arising under any

Environmental Law, pending or threatened against Sterling, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.  To the knowledge of Sterling, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.  Sterling is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

3.18                        Investment Securities and Commodities.

(a)                                 Each of Sterling and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Sterling or its Subsidiaries.  Such securities and commodities are valued on the books of Sterling in accordance with GAAP in all material respects.

(b)                                 Sterling and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Sterling believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Sterling has made available to Provident the material terms of such policies, practices and procedures.

3.19                        Real Property.  Sterling or a Sterling Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Sterling Reports as being owned by Sterling or a Sterling Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Sterling Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Sterling Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Sterling Leased Properties” and, collectively with the Sterling Owned Properties, the “Sterling Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Sterling’s knowledge, the lessor.  There are no pending or, to the knowledge of Sterling, threatened condemnation proceedings against the Sterling Real Property.

3.20                        Intellectual Property.  Sterling and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Sterling: (i) (A) to the knowledge of Sterling, the use of any Intellectual Property by Sterling and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Sterling or any Sterling Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted in writing to Sterling that Sterling or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) to the knowledge of Sterling, no person is challenging, infringing on or otherwise violating any right of Sterling or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Sterling or its Subsidiaries, and (iii) neither Sterling nor any Sterling Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Sterling or any Sterling Subsidiary, and Sterling and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Sterling and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21                        Related Party Transactions.  Except as set forth in Section 3.21 of the Sterling Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Sterling or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Sterling or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Sterling Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Sterling) on the other hand, except those of a type available to employees of Sterling or its Subsidiaries generally.

3.22                        State Takeover Laws.  The Board of Directors of Sterling has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 912 of the NYBCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.23                        Reorganization.  Sterling has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24                        Opinion.  Prior to the execution of this Agreement, Sterling has received oral opinions (to be confirmed in writing) from J.P. Morgan Securities LLC and Keefe, Bruyette & Woods, a Stifel Company, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Sterling Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25                        Sterling Information.  The information relating to Sterling and its Subsidiaries which is provided by Sterling or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to Provident or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26                        Loan Portfolio.

(a)                                 As of the date hereof, except as set forth in Section 3.26(a) of the Sterling Disclosure Schedule, neither Sterling nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Sterling or any Subsidiary of Sterling is a creditor which as of December 31, 2012, had an outstanding balance of $300,000 or more and under the terms of which the obligor was, as of December 31, 2012, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater stockholder of Sterling or any of its Subsidiaries, or to the knowledge of Sterling, any affiliate of any of the foregoing.  Set forth in Section 3.26(a) of the Sterling Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Sterling and its Subsidiaries that, as of December 31, 2012, were classified by Sterling as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Sterling or any of its Subsidiaries that, as of December 31, 2012, is classified as “Other Real Estate Owned” and the book value thereof.

(b)                                 Except as would not reasonably be expected to have a Material Adverse Effect on Sterling, each Loan of Sterling and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Sterling and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)                                  Except as would not reasonably be expected to have a Material Adverse Effect on Sterling, each outstanding Loan of Sterling and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Sterling and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)                                 Except as set forth in Section 3.26(d) of the Sterling Disclosure Schedule, none of the agreements pursuant to which Sterling or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)                                  There are no outstanding Loans made by Sterling or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Sterling or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)                                   Neither Sterling nor any of its Subsidiaries is now nor has it ever been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27                        Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Sterling, (a) Sterling and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Sterling reasonably has determined to be prudent and consistent with industry practice, and Sterling and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Sterling and its Subsidiaries, Sterling or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28                        No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by Sterling in this Article III, neither Sterling nor any other person makes any express or implied representation or warranty with respect to Sterling, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Sterling hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Sterling nor any other person makes or has made any representation or warranty to Provident or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Sterling, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Sterling in this Article III, any oral or written information presented to Provident or any of its affiliates or representatives in the course of their due diligence investigation of Sterling, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 Sterling acknowledges and agrees that neither Provident nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PROVIDENT

Except (i) as disclosed in the disclosure schedule delivered by Provident to Sterling concurrently herewith (the “Provident Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Provident Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Provident that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Provident Reports filed by Provident since September 30, 2011, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Provident hereby represents and warrants to Sterling as follows:

4.1                               Corporate Organization.

(a)                                 Provident is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a savings and loan holding company duly registered under the Savings and Loan Holding Company Act (provided, that at the Effective Time, Provident shall become a bank holding company duly registered under the BHC Act that has elected to be treated as financial holding company under the BHC Act).  Provident has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident.  True and complete copies of the Provident Certificate and Bylaws of Provident, as in effect as of the date of this Agreement, have previously been made available by Provident to Sterling.

(b)                                 Each Subsidiary of Provident (a “Provident Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Provident, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Provident to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Provident that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the Provident Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Provident as of the date hereof.

4.2                               Capitalization.

(a)                                 The authorized capital stock of Provident consists of 75,000,000 shares of Provident Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding (provided, that, pursuant to the Certificate Amendment, the authorized shares of Provident Common Stock will be increased at the Effective Time).  As of the date of this Agreement, there are (i) 52,188,056 shares of Provident Common Stock issued and 44,353,276 shares of Provident Common Stock outstanding, including 183,431 shares of Provident Common Stock granted in respect of outstanding awards of restricted Provident Common Stock under a Provident Stock Plan (as defined below) (a “Provident Restricted Stock Award”), and excluding 59,820 shares of Provident Common Stock which may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (ii) 7,834,780 shares of Provident Common Stock held in treasury, (iii) 2,188,776 shares of Provident Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Provident Common Stock granted under a Provident Stock Plan (“Provident Stock Options”), (iv) 2,064,417 shares of Provident Common Stock reserved for issuance pursuant to future grants under the Provident Stock Plans, and (v) no other shares of capital stock or other voting securities of Provident issued, reserved for issuance or outstanding.  As used herein, the “Provident Stock Plans” shall mean all employee and director equity incentive plans of Provident in effect as of the date of this Agreement and agreements for equity awards in respect of Provident Common Stock granted by Provident under the inducement grant exception.  All of the issued and outstanding shares of Provident Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Provident may vote.  Except as set forth in Section 4.2(a) of the Provident Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Provident are issued or outstanding.  Other than Provident Stock Options issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Provident to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Provident Common Stock or other equity interests of Provident.  Section 4.2(a) of the Provident Disclosure Schedule sets forth a true, correct and complete list of all Provident Stock Options and Provident Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Provident Stock Option and Provident Restricted Stock Award, (iii) the grant date of each such Provident Stock Option and Provident Restricted Stock Award and (iv) the exercise price for each such Provident Stock Option.  Other than the Provident Stock Options and the Provident Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Provident or any of its Subsidiaries) are outstanding.  Provident has not elected to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates.

(b)                                 Except for the REIT preferred securities issued by Provident REIT, Inc. and WSB Funding, Inc., Provident owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Provident Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Provident Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3                               Authority; No Violation.

(a)                                 Provident has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Provident.  The Board of Directors of Provident has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Provident and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Provident’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Provident Common Stock (the “Requisite Provident Vote”) and the adoption and approval of the Bank Merger Agreement by Provident Bank and Provident as its sole shareholder, no other corporate proceedings on the part of Provident are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  The Bylaw Amendment and (subject to the adoption of the Merger Agreement by the holders of Provident Common Stock) the Charter Amendment have been duly and validly authorized by all necessary corporate action, including the valid authorization and adoption of a resolution by Provident’s Board of Directors, not to be withdrawn unless this Agreement is terminated in accordance with its terms, adopting the Bylaw Amendment contingent on the Effective Time and approving the Charter Amendment, subject to the adoption of the Merger Agreement by the holders of Provident Common Stock.  This Agreement has been duly and validly executed and delivered by Provident and (assuming due authorization, execution and delivery by Sterling) constitutes a valid and binding obligation of Provident, enforceable against Provident in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The Provident Common Stock to be issued in the Merger (including the shares issued to holders of Sterling Stock Options and Sterling Restricted Stock Awards), have been validly authorized (subject to the adoption of the Merger Agreement by the holders of Provident Common Stock), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Provident will have any preemptive right or similar rights in respect thereof.

(b)                                 Neither the execution and delivery of this Agreement by Provident, nor the consummation by Provident of the transactions contemplated hereby, nor compliance by Provident with any of the terms or provisions hereof, will (i) subject to the Certificate Amendment and the Bylaw Amendment, violate any provision of the Provident Certificate or Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Provident, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Provident or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Provident or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Provident.

(c)                                  Provident Bank has adopted the Bank Merger Agreement, Provident, as the sole shareholder of Provident Bank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Provident Bank.

4.4                               Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the NYSE, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices (including all applications for Provident to become a BHC and to be treated as a financial holding company under the BHC Act), (iii) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Conversion and Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Sterling Disclosure Schedule or Section 4.4 of the Provident Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger with the New York State Department pursuant to the NYBCL and the Delaware Secretary pursuant to the DGCL, and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Provident Common Stock pursuant to this Agreement and the approval of the listing of such Provident Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Provident of this Agreement or (B) the consummation by Provident of the Merger and the other transactions contemplated hereby (including the Conversion and the Bank Merger).  As of the date hereof, Provident is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5                               Reports.  Provident and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Provident and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Provident, investigation into the business or operations of Provident or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Provident or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Provident or any of its Subsidiaries since January 1, 2010, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.

4.6                               Financial Statements.

(a)                                 The financial statements of Provident and its Subsidiaries included (or incorporated by reference) in the Provident Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Provident and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Provident and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Provident and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Crowe Horwath LLP has not resigned (or informed Provident that it intends to resign) or been dismissed as independent public accountants of Provident as a result of or in connection with any disagreements with Provident on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident, neither Provident nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Provident included in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2012 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012, or in connection with this Agreement and the transactions contemplated hereby.

(c)                                  The records, systems, controls, data and information of Provident and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Provident or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Provident.  Provident (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Provident, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Provident by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Provident’s outside auditors and the audit committee of Provident’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Provident’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Provident’s internal controls over financial reporting.  These disclosures were made in writing by management to Provident’s auditors and audit committee and a copy has previously been made available to Sterling.  There is no reason to believe that Provident’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since January 1, 2010, (i) neither Provident nor any of its Subsidiaries, nor, to the knowledge of Provident, any director, officer, auditor, accountant or representative of Provident or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Provident or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Provident or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Provident or any of its Subsidiaries, whether or not employed by Provident or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Provident or any of its officers, directors, employees or agents to the Board of Directors of Provident or any committee thereof or to the knowledge of Provident, to any director or officer of Provident.

4.7                               Broker’s Fees.  With the exception of the engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, neither Provident nor any Provident Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  Provident has disclosed to Sterling as of the date hereof the aggregate fees provided for in connection with the engagements by Provident of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, related to the Merger and the other transactions contemplated hereunder.

4.8                               Absence of Certain Changes or Events.

(a)                                 Since September 30, 2012, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.

(b)                                 Since September 30, 2012, Provident and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9                               Legal Proceedings.

(a)                                 Except as would not reasonably be expected to result in a Material Adverse Effect on Provident, neither Provident nor any of its Subsidiaries is a party to any, and there are no pending or, to Provident’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Provident or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)                                 There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Provident, any of its Subsidiaries or the assets of Provident or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Provident or any of its affiliates).

4.10                        Taxes and Tax Returns.  Each of Provident and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Provident nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of Provident and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Provident and its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Provident nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of Provident and its Subsidiaries for all years to and including 2008 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Provident nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Provident and its Subsidiaries or the assets of Provident and its Subsidiaries.  Provident has made available to Sterling true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither Provident nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Provident and its Subsidiaries).  Neither Provident nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Provident) or (B) has any liability for the Taxes of any person (other than Provident or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Provident nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Provident nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).  At no time during the past five years has Provident been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11                        Employees.

(a)                                 Section 4.11(a) of the Provident Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Provident or any Subsidiary or any trade or business of Provident or any of its Subsidiaries, whether or not incorporated, all of which together with Provident would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Provident ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Provident or any of its Subsidiaries or any Provident ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Provident or any of its Subsidiaries or any Provident ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “Provident Benefit Plans”).

(b)                                 Provident has heretofore made available to Sterling true and complete copies of each of the Provident Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any Provident Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Provident Benefit Plan, and (iv) the most recently prepared actuarial report for each Provident Benefit Plan (if applicable) for each of the last two years.

(c)                                  Each Provident Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Provident nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Provident Benefit Plan, and neither Provident nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)                                 Section 4.11(d) of the Provident Disclosure Schedule identifies each Provident Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Provident Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Provident Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Provident, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Provident Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Provident Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)                                  Each Provident Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and

IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)                                   With respect to each Provident Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code:  (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Provident Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Provident Benefit Plan’s actuary with respect to such Provident Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Provident Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Provident or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Provident Benefit Plan.

(g)                                  None of Provident and its Subsidiaries nor any Provident ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or a Multiple Employer Plan, and none of Provident and its Subsidiaries nor any Provident ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)                                 Neither Provident nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)                                     All contributions required to be made to any Provident Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Provident Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Provident.

(j)                                    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Provident’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Provident Benefit Plans, any fiduciaries thereof with respect to their duties to the Provident Benefit Plans or the assets of any of the trusts under any of the Provident Benefit Plans which could reasonably be expected to result in any material liability of Provident or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Provident Benefit Plan, or any other party.

(k)                                 None of Provident and its Subsidiaries nor any Provident ERISA Affiliate nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Provident Benefit Plans or their related trusts, Provident, any of its Subsidiaries, any Provident ERISA Affiliate or any person that Provident or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)                                     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Provident or any of its Subsidiaries, or result in any limitation on the right of Provident or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Provident Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Provident or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither Provident nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Provident or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Provident Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(m)                             There are no pending or, to Provident’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Provident or any of its Subsidiaries, or any strikes or other material labor disputes against Provident or any of its Subsidiaries.  Neither Provident nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Provident or any of its Subsidiaries and, to the knowledge of Provident, there are no organizing efforts by any union or other group seeking to represent any employees of Provident or any of its Subsidiaries.

4.12                        SEC Reports.  Provident has previously made available to Sterling an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2010 by Provident pursuant to the Securities Act or the Exchange Act (the “Provident Reports”) and (b) communication mailed by Provident to its stockholders since December 31, 2010 and prior to the date hereof, and no such Provident Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2010, as of their respective dates, all

Provident Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Provident has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Provident Reports.

4.13                        Compliance with Applicable Law.  Provident and each of its Subsidiaries hold, and have at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident, and to the knowledge of Provident no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Provident and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Provident or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Provident, or its Subsidiaries, or to the knowledge of Provident, any director, officer, employee, agent or other person acting on behalf of Provident or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Provident or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Provident or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Provident or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Provident or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Provident or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Provident or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.14                        Certain Contracts.

(a)                                 Except as set forth in Section 4.14(a) of the Provident Disclosure Schedule, as of the date hereof, neither Provident nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Provident, Sterling, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Provident or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Provident or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $5 million or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Provident or its Subsidiaries or (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by Provident or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice).  Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Provident Disclosure Schedule, is referred to herein as a “Provident Contract,” and neither Provident nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Provident.

(b)                                 (i)  Each Provident Contract is valid and binding on Provident or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident, (ii) Provident and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Provident Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident, (iii) to Provident’s knowledge each third-party counterparty to each Provident Contract has in all material respects performed all obligations required to be performed by it to date under such Provident Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Provident or any of its Subsidiaries under any such Provident Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident.

4.15                        Agreements with Regulatory Agencies.  Neither Provident nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Provident Disclosure Schedule, a “Provident Regulatory Agreement”), nor has Provident or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Provident Regulatory Agreement.  There is no order, circumstance or condition relevant or applicable to it that would prevent, or is reasonably likely to prevent, Provident from satisfying the criteria for “financial holding company” status under the BHC Act at the Effective Time and all of the activities of Provident Bank and its Subsidiaries are permissible for a national bank.

4.16                        Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Provident, any of its Subsidiaries or for the account of a customer of Provident or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Provident or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  Provident and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Provident’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17                        Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Provident, Provident and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Provident, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Provident or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Provident, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.  To the knowledge of Provident, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.  Provident is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.

4.18                        Investment Securities and Commodities.

(a)                                 Each of Provident and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Provident or its Subsidiaries.  Such securities and commodities are valued on the books of Provident in accordance with GAAP in all material respects.

(b)                                 Provident and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Provident believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Provident has made available to Sterling the material terms of such policies, practices and procedures.

4.19                        Real Property.  Provident or a Provident Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Provident Reports as being owned by Provident or a Provident Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Provident Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Provident Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Provident Leased Properties” and, collectively with the Provident Owned Properties, the “Provident Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Provident’s knowledge, the lessor.  There are no pending or, to the knowledge of Provident, threatened condemnation proceedings against the Provident Real Property.

4.20                        Intellectual Property.  Provident and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Provident: (i) (A) to the knowledge of Provident, the use of any Intellectual Property by Provident and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Provident or any Provident Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted in writing to Provident that Provident or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) to the knowledge of Provident, no person is challenging, infringing on or otherwise violating any right of Provident or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Provident or its Subsidiaries, and (iii) neither Provident nor any Provident Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Provident or any Provident Subsidiary, and Provident and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Provident and its Subsidiaries.

4.21                        Related Party Transactions.  Except as set forth in Section 4.21 of the Provident Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Provident or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Provident or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Provident Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Provident) on the other hand, except those of a type available to employees of Provident or its Subsidiaries generally.

4.22                        State Takeover Laws.  The Board of Directors of Provident has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and any other Takeover Statutes.

4.23                        Reorganization.  Provident has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.24                        Opinion.  Prior to the execution of this Agreement, Provident has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated or Credit Suisse Securities (USA) LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Provident.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.25                        Provident Information.  The information relating to Provident and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Provident and its Subsidiaries that is provided by Provident or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to Sterling or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (except for such portions thereof that relate only to Sterling or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.26                        Loan Portfolio.

(a)                                 Except as set forth in Section 4.26(a) of the Provident Disclosure Schedule, neither Provident nor any of its Subsidiaries is a party to (i) any Loan in which Provident or any Subsidiary of Provident is a creditor which as of December 31, 2012, had an outstanding balance of $300,000 or more and under the terms of which the obligor was, as of December 31, 2012, over 90 days or more delinquent in payment of principal or interest or (ii) Loans with any director, executive officer or 5% or greater stockholder of Provident or any of its Subsidiaries, or to the knowledge of Provident, any affiliate of any of the foregoing.  Set forth in Section 4.26(a) of the Provident Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Provident and its Subsidiaries that, as of December 31, 2012, were classified by Provident as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Provident or any of its Subsidiaries that, as of December 31, 2012, is classified as “Other Real Estate Owned” and the book value thereof.

(b)                                 Except as would not reasonably be expected to have a Material Adverse Effect on Provident, each Loan of Provident and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Provident and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)                                  Except as would not reasonably be expected to have a Material Adverse Effect on Provident, each outstanding Loan of Provident and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Provident and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)                                 Except as set forth in Section 4.26(d) of the Provident Disclosure Schedule, none of the agreements pursuant to which Provident or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)                                  There are no outstanding Loans made by Provident or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Provident or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)                                   Neither Provident nor any of its Subsidiaries is now nor has it ever been since December 31, 2010 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.27                        Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Provident, (a) Provident and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Provident reasonably has determined to be prudent and consistent with industry practice, and Provident and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Provident and its Subsidiaries, Provident or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.28                        No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by Provident in this Article IV, neither Provident nor any other person makes any express or implied representation or warranty with respect to Provident, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Provident hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Provident nor any other person makes or has made any representation or warranty to Sterling or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Provident, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Provident in this Article IV, any oral or written information presented to Sterling or any of its affiliates or representatives in the course of their due diligence investigation of Provident, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 Provident acknowledges and agrees that neither Sterling nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Conduct of Businesses Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Sterling Disclosure Schedule or the Provident Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld), each of Provident and Sterling shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Provident or Sterling to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2                               Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Provident Disclosure Schedule or the Sterling Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither Provident nor Sterling shall, and neither Provident nor Sterling shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld):

(a)                                 other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Sterling or any of its wholly-owned Subsidiaries to Sterling or any of its Subsidiaries, on the one hand, or of Provident or any of its wholly-owned Subsidiaries to Provident or any of its Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)                                 (i)  adjust, split, combine or reclassify any capital stock;

(ii)                                  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Sterling at a rate not in excess of $0.09 per share of Sterling Common Stock, (B) regular quarterly cash dividends by Provident at a rate not in excess of $0.06 per share of Provident Common Stock, (C) dividends paid by any of the Subsidiaries of each of Provident and Sterling to Provident or Sterling or any of their wholly-owned Subsidiaries, respectively, (D) regular distributions on Sterling’s outstanding trust preferred and REIT preferred securities or on Provident’s outstanding REIT preferred securities or (E) the acceptance of shares of Sterling Common Stock or Provident

Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii)                               grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)                              issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms or as otherwise permitted by this Agreement;

(c)                                  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d)                                 except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement or permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Sterling or Provident, as applicable;

(e)                                  except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Sterling Contract or Provident Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Sterling or Provident, as the case may be, or enter into any contract that would constitute a Sterling Contract or Provident Contract, as the case may be, if it were in effect on the date of this Agreement;

(f)                                   except as required under applicable law or the terms of any Sterling Benefit Plan or Provident Benefit Plan existing as of the date hereof, as applicable,  (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or consultant (other than in connection with a promotion or change in responsibilities), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target annual compensation is greater than $350,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant who has target annual compensation greater than $350,000;

(g)                                  settle any material claim, suit, action or proceeding, except in the ordinary course of business or for settlement of a claim, suit, action or proceeding that is settled in an amount and for consideration not in excess of $1,000,000 and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h)                                 take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)                                     amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries (except as provided herein);

(j)                                    other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade with a value of more than $10 million, or such securities with a value of $10 million in the aggregate;

(k)                                 take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(l)                                     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m)                             other than in prior consultation with the other party to this Agreement, enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(n)                                 other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

(o)                                 make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries; or

(p)                                 agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                               Regulatory Matters.

(a)                                 Provident and Sterling shall promptly prepare and file with the SEC, no later than 30 days after of the date of this Agreement, the Joint Proxy Statement and Provident shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus.  Each of Provident and Sterling shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Provident and Sterling shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders.  Provident shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Sterling shall furnish all information concerning Sterling and the holders of Sterling Common Stock as may be reasonably requested in connection with any such action.

(b)                                 The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the Bank Regulatory Applications, as defined below, within 30 days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger, the Bank Merger, the Conversion and the approval of Provident to become a duly registered bank holding company and financial holding company at the Effective Time (collectively the “Bank Regulatory Applications”)), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  Provident and Sterling shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Sterling or Provident, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require Provident or Sterling to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(c)                                  Provident and Sterling shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Provident, Sterling or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(d)                                 Provident and Sterling shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2                               Access to Information.

(a)                                 Upon reasonable notice and subject to applicable laws, each of Provident and Sterling, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Provident and Sterling shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which Provident or Sterling, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither Provident nor Sterling nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Provident’s or Sterling’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                                 Each of Provident and Sterling shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated January 14, 2013, between Provident and Sterling (the “Confidentiality Agreement”).

(c)                                  No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3                               Stockholders’ Approvals.  Each of Provident and Sterling shall call a meeting of its stockholders (the “Provident Meeting” and the “Sterling Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining (i) the Requisite Sterling Vote and the Requisite Provident Vote required in connection with this Agreement and the Merger and (ii) in the case of the Provident Meeting, if so determined by Provident, the requisite approval of the stockholders of Provident with respect to an amendment to the Provident 2012 Stock Incentive Plan to increase the number of shares of Provident Common Stock authorized for grant and the individual award limitations under such plan (the “Provident Stock Plan Amendment”), and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.  The Board of Directors of each of Provident and Sterling shall use its reasonable best efforts to obtain from the stockholders of Provident and Sterling, as the case may be, the Requisite Provident Vote, and, if applicable, the requisite approval of the stockholders of Provident with respect to the Provident Stock Plan Amendment, in the case of Provident, and the Requisite Sterling Vote, in the case of Sterling, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby.  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Sterling or Provident, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the other party at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.  Provident or Sterling shall adjourn or postpone the Provident Meeting or the Sterling Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Provident Common Stock or Sterling Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Sterling or Provident, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Sterling Vote or the Requisite Provident Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Provident Meeting and Sterling Meeting shall be convened and this Agreement shall be submitted to the stockholders of each of Provident and Sterling at the Provident Meeting and the Sterling Meeting, respectively, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Provident or Sterling of such obligation.

6.4                               Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Provident and Sterling shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Sterling or Provident or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5                               Stock Exchange Listing.  Provident shall cause the shares of Provident Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6                               Employee Benefit Plans.

(a)                                 From and after the Effective Time, unless otherwise mutually determined, the Sterling Benefit Plans and Provident Benefit Plans in effect as of the date of this Agreement (other than such benefit plans as may be mutually agreed) shall remain in effect with respect to employees of Sterling and Provident (and their respective Subsidiaries), respectively, covered by such plans at the Effective Time who continue to be employed by the Surviving Corporation or its Subsidiaries after the Effective Time until such time as the Surviving Corporation shall, subject to applicable law and the terms of such plans, modify any existing plans or adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the “New Benefit Plans”).  Prior to the Closing Date, Sterling and Provident shall cooperate in reviewing, evaluating and analyzing the Provident Benefit Plans and Sterling Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby.  It is the intention of Sterling and Provident, to the extent permitted by applicable law, to develop New Benefit Plans (including amending existing plans), as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) do not discriminate between employees who were covered by Provident Benefit Plans, on the one hand, and those covered by Sterling Benefit Plans on the other, at the Effective Time.  Notwithstanding the foregoing, Provident agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, (A) each continuing employee of Provident, Sterling and their respective Subsidiaries will continue to be provided with a base salary that is no less favorable than the base salary provided by Provident, Sterling or any such Subsidiary, as applicable, to such continuing employee immediately prior to the Effective Time, and (B) any continuing employee of Provident, Sterling or any of their respective Subsidiaries who is terminated without cause during such one-year period will be provided with severance benefits as described in Section 6.6(a) of the Provident Disclosure Schedule.

(b)                                 With respect to any New Benefit Plans in which any employees of Provident or Sterling (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, the Surviving Corporation shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Provident Benefit Plan or Sterling Benefit Plan, as the case may be, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Provident Benefit Plan or Sterling Benefit Plan (to the same extent that such credit was given under the analogous Sterling or Provident Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time, and (iii) recognize all service of such employees with Sterling and Provident, and their respective Subsidiaries, for all purposes in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under the analogous Sterling or Provident Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)                                  The Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the date hereof under the Provident Benefit Plans or the Sterling Benefit Plans and each employment agreement and change in control agreement listed on Section 3.11(a) of the Sterling Disclosure Schedule and Section 4.11(a) of the Provident Disclosure Schedule.  Each of Provident and Sterling agrees that, for purposes of each Sterling Stock Plan and each employment agreement and change in control agreement listed on Section 3.11(l) of the Sterling Disclosure Schedule, the transactions contemplated by this Agreement constitute a “change in control,” “change of control” or term of similar meaning.

(d)                                 Prior to the Effective Time, Sterling shall, or shall cause its affiliates to, adopt such resolutions, enact such amendments, provide such notices, including to participants and governmental agencies, and take such other actions as are required to provide that, effective as of immediately prior to the Effective Time, each Sterling Benefit Plan that is a defined benefit pension plan (each, a “Sterling Pension Plan”) shall be frozen to all future benefit accruals effective as of no later than immediately prior to the Effective Time.  All resolutions, amendments, notices or other documents issued, adopted or executed in connection with the implementation of this Section 6.6(d) shall be subject to Provident’s prior review and approval.

(e)                                  Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Provident or Sterling or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Sterling, Provident or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Sterling, Provident or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Provident or Sterling or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Sterling Benefit Plan, Provident Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Sterling Benefit Plan, Provident Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director or consultant of Provident or Sterling or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7                               Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, each of Provident and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of Sterling and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Sterling Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Sterling or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by Sterling pursuant to the Sterling Certificate, Sterling’s Bylaws, the governing or organizational documents of any Subsidiary of Sterling and any indemnification agreements in existence as of the date hereof; and Provident and the Surviving Corporation shall also advance expenses as incurred by such Sterling Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Sterling pursuant to the Sterling Certificate, Sterling’s Bylaws, the governing or organizational documents of any Subsidiary of Sterling and any indemnification agreements in existence as of the date hereof; provided, that the Sterling Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Sterling Indemnified Party is not entitled to indemnification.

(b)           For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Sterling (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Sterling for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, Sterling, in consultation with, but only upon the consent of Provident, may obtain at or prior to the Effective Time a six-year “tail” policy under Sterling’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Premium Cap.

(c)           The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Sterling Indemnified Party and his or her heirs and representatives.  If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8          Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Provident, on the one hand, and a Subsidiary of Sterling, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Provident.

6.9          Advice of Changes.  Provident and Sterling shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10        Dividends.

(a)           After the date of this Agreement, each of Provident and Sterling shall coordinate with the other the declaration of any dividends in respect of Provident Common Stock and Sterling Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Sterling Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Sterling Common Stock and any shares of Provident Common Stock any such holder receives in exchange therefor in the Merger.  In furtherance of the foregoing, (i) starting with the third quarter of 2013, the Board of Directors of Sterling shall cause its regular quarterly dividend record dates and payments dates for Sterling Common Stock to be similar to the regular quarterly dividend record dates and payments dates for Provident Common Stock (i.e., Sterling shall move its dividend record and payment dates for the third quarter of 2013 to approximately August 1 and August 15, respectively) and (ii) the Board of Directors of Provident shall continue to pay dividends on the Provident Common Stock on substantially the same record and payment date schedules as have been utilized in the past.

(b)           Subject to approval of the Board of Directors of the Surviving Corporation, it is the intention of each of Provident and Sterling that, beginning with the first dividend payment on Provident Common Stock after the Effective Time, the dividend on the Provident Common Stock shall be increased to $0.07 per share of Provident Common Stock.

6.11        Corporate Governance.

(a)           Immediately prior to the execution and delivery of this Agreement, the Board of Directors of Provident adopted a resolution, which may not be withdrawn unless this Agreement is terminated in accordance with its terms, providing for the Bylaw Amendment, effective as of the Effective Time.  The provisions of the Bylaw Amendment shall be considered an agreement of the parties to this Agreement in all respects.  In accordance with, and as provided in, the Bylaw Amendment, effective as of the Effective Time, (i) Louis J. Cappelli shall serve as Chairman of the Board of Directors of the Surviving Corporation and its Subsidiaries and (ii) Jack Kopnisky shall serve as President and Chief Executive Officer of the Surviving Corporation.  Simultaneous with the execution of this Agreement, Provident shall enter into the Service and Covenant Agreement with Louis J. Cappelli to be effective as of and subject to the occurrence of the Effective Time, which agreement shall give effect to the provisions of this

Section 6.11 and the Bylaw Amendment and supersede and replace the Amended and Restated Employment Agreement, dated as of March 22, 2002, by and between Mr. Cappelli and Sterling, as amended.

(b)           Simultaneous with the execution of this Agreement, Provident shall enter into an employment agreement or agreement for services with each of John Millman, Howard Applebaum, Dale Fredston, John Tietjen and Michael Bizenov (collectively, the “Key Individuals”) to be effective as of and subject to the occurrence of the Effective Time, which agreement shall set forth the terms and conditions of such Key Individuals’ employment or other relationship with the Surviving Corporation following the Effective Time and shall supersede and replace any prior employment, retention, change of control or other similar agreement between such Key Individual and Sterling.

(c)           Simultaneous with the execution of this Agreement, Provident shall amend the Employment Agreement, dated as of June 20, 2011, by and among Provident, Provident Bank, and Mr. Kopnisky, which amendment shall be effective as of and subject to the occurrence of the Effective Time and which shall, among other things, extend the term of such Employment Agreement until the third anniversary of the Closing Date and give effect to the provisions of this Section 6.11 and the Bylaw Amendment.

(d)           On or prior to the Effective Time, in accordance with, and as provided in, the Bylaw Amendment, Provident’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be 13. Of the members of the Board of Directors of the Surviving Corporation at the Effective Time, seven shall be current Provident directors designated by Provident including the current Chief Executive Officer of Provident, and six shall be current Sterling directors designated by Sterling including the current Chief Executive Officer of Sterling and the current President of Sterling.

(e)           On or prior to the Effective Time, Provident (as the sole shareholder of Provident Bank) shall cause the number of directors that will comprise the full Board of Directors of Provident Bank at the Effective Time to be 13, constituted in the same manner and with the same individuals as the Board of Directors of the Surviving Corporation.

6.12        Acquisition Proposals.

(a)           Each party agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, in the event either party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, such party shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party.  Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Sterling or Provident, as applicable, with respect to any Acquisition Proposal.  Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party.

(b)           Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13        Public Announcements.  Sterling and Provident shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.14        Change of Method.  Sterling and Provident shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Sterling and Provident (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Provident Common Stock received by Sterling stockholders in exchange for each share of Sterling Common Stock, (ii) adversely affect the Tax treatment of Sterling’s stockholders or Provident’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Sterling or Provident pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

6.15        Restructuring Efforts.  If either Sterling or Provident shall have failed to obtain the Requisite Sterling Vote or the Requisite Provident Vote at the duly convened Sterling Meeting or Provident Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Sterling as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to its respective stockholders for adoption.

6.16        Takeover Statutes.  None of Sterling, Provident or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17        Trust Preferred Securities.  Upon the Effective Time, Provident shall assume the due and punctual performance and observance of the covenants to be performed by Sterling under the Junior Subordinated Indenture, dated as of February 27, 2002, between Sterling and the Bank of New York, as Trustee relating to 8.375% trust capital securities issued by Sterling Trust I (the “Trust Preferred Securities”), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, Provident and Sterling shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.

6.18        Exemption from Liability Under Section 16(b).  Sterling and Provident agree that, in order to most effectively compensate and retain Sterling Insiders (as defined below), both prior to and after the Effective Time, it is desirable that Sterling Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Sterling Common Stock into shares of Provident Common Stock in the Merger and the conversion of Sterling Stock Options and Sterling Restricted Stock Awards into Provident Stock Options or Provident Restricted Stock Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.18.  Assuming Sterling delivers to Provident in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Sterling subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Sterling Insiders”), the Board of Directors of Provident and of Sterling, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause any dispositions of Sterling Common Stock, Sterling Restricted Stock Awards or Sterling Stock Options by the Sterling Insiders, and any acquisitions of Provident Common Stock, Provident Restricted Stock Awards or Provident Stock Options by any Sterling Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

ARTICLE VII

CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been adopted by the stockholders of Provident by the Requisite Provident Vote and by the stockholders of Sterling by the Requisite Sterling Vote.

(b)           NYSE Listing.  The shares of Provident Common Stock which shall be issuable to the stockholders of Sterling upon consummation of the Merger (and holders of Sterling Stock Options and Sterling Restricted Stock Awards) shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)           Regulatory Approvals.  (i) All regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the OCC and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger, the Bank Merger and the Conversion, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the

“Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)           S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2          Conditions to Obligations of Provident.  The obligation of Provident to effect the Merger is also subject to the satisfaction, or waiver by Provident, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Sterling set forth in Section 3.2(a) (other than the third to last sentence thereof) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are insignificant) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Sterling set forth in Sections 3.1(a), 3.1(b) (but only with respect to Sterling National Bank), the third to last sentence of 3.2(a), 3.2(b) (but only with respect to Sterling National Bank), and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Sterling set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Sterling or the Surviving Corporation.  Provident shall have received a certificate signed on behalf of Sterling by the Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

(b)           Performance of Obligations of Sterling.  Sterling shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Provident shall have received a certificate signed on behalf of Sterling by the Chief Executive Officer and the Chief Financial Officer of Sterling to such effect.

(c)           Federal Tax Opinion.  Provident shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Provident, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Provident and Sterling, reasonably satisfactory in form and substance to such counsel.

7.3          Conditions to Obligations of Sterling.  The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Provident set forth in Section 4.2(a) (other than the third to last sentence thereof) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are insignificant) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Provident set forth in Sections 4.1(a), 4.1(b) (but only with respect to Provident Bank), the third to last sentence of 4.2(a), 4.2(b) (but only with respect to Provident Bank) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Provident set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Provident.  Sterling shall have received a certificate signed on behalf of Provident by the Chief Executive Officer and the Chief Financial Officer of Provident to the foregoing effect.

(b)           Performance of Obligations of Provident.  Provident shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sterling shall have received a certificate signed on behalf of Provident by the Chief Executive Officer and the Chief Financial Officer of Provident to such effect.

(c)           Federal Tax Opinion.  Sterling shall have received the opinion of Sullivan & Cromwell, LLP, in form and substance reasonably satisfactory to Sterling, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Provident and Sterling, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of Provident or Sterling:

(a)           by mutual consent of Provident and Sterling in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)           by either the Board of Directors of Provident or the Board of Directors of Sterling if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)           by either the Board of Directors of Provident or the Board of Directors of Sterling if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)           by either the Board of Directors of Provident or the Board of Directors of Sterling (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Sterling, in the case of a termination by Provident, or Provident, in the case of a termination by Sterling, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Provident, or 7.3, in the case of a termination by Sterling, and which is not cured within 45 days following written notice to Sterling, in the case of a termination by Provident, or Provident, in the case of a termination by

Sterling, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)           by Sterling, if the Board of Directors of Provident shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of Provident adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Sterling, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Sterling requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Provident Common Stock that has been publicly disclosed (other than by Sterling or an affiliate of Sterling) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) (A) recommended or endorsed an Acquisition Proposal, or (B) failed to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) business days after an Acquisition Proposal is publicly announced, or (iii) breached its obligations under Section 6.3 or 6.12 in any material respect; or

(f)            by Provident, if the Board of Directors of Sterling shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of Sterling adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Provident, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Provident requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Sterling Common Stock that has been publicly disclosed (other than by Provident or an affiliate of Provident) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) (A) recommended or endorsed an Acquisition Proposal, or (B) failed to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) business days after an Acquisition Proposal is publicly announced or (iii) breached its obligations under Section 6.3 or 6.12 in any material respect.

8.2          Effect of Termination.

(a)           In the event of termination of this Agreement by either Provident or Sterling as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Provident, Sterling, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 3.7, 4.3(a), 4.7, 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Provident nor Sterling shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)           (i)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Sterling or has been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Sterling and (A) thereafter this Agreement is terminated by either Provident or Sterling pursuant to Section 8.1(c) and Sterling shall have failed to obtain the Requisite Sterling Vote at the duly convened Sterling Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken or (B) thereafter this Agreement is terminated by Provident pursuant to Section 8.1(d) (as a result of a willful breach of this Agreement), Section 8.1(f)(i), Section 8.1(f)(ii)(B), or Section 8.1(f)(iii), and (C) prior to the date that is fifteen (15) months after the date of such termination, Sterling enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Sterling shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Provident, by wire transfer of same day funds, a fee equal to $13,250,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)           In the event that this Agreement is terminated by Provident pursuant to Section 8.1(f)(ii)(A), then Sterling shall pay Provident, by wire transfer of same day funds, a fee equal to 50% of the Termination Fee on the date of termination, and an additional fee equal to 50% of the Termination Fee on the earlier of the date Sterling enters into a definitive agreement or consummates a transaction involving the Acquisition Proposal referenced in Section 8.1(f)(ii)(A) (or involving any other Acquisition Proposal with respect to which Sterling enters into a definitive agreement or with respect to which Sterling consummates a transaction, in either case prior to the date that is fifteen (15) months after this Agreement is terminated).

(c)           (i)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Provident or has been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Provident and (A) thereafter this Agreement is terminated by either Provident or Sterling pursuant to Section 8.1(c) and Provident shall have failed to obtain the Requisite Provident Vote at the duly convened Provident Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken or (B) thereafter this Agreement is terminated by Sterling pursuant to Section 8.1(d) (as a result of a willful breach of this Agreement), Section 8.1(e)(i), Section 8.1(e)(ii)(B), or Section 8.1(e)(iii), and (C) prior to the date that is fifteen (15) months after the date of such termination, Provident enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Provident shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Sterling the Termination Fee by wire transfer of same day funds; provided, that for purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)           In the event that this Agreement is terminated by Sterling pursuant to Section 8.1(e)(ii)(A), then Provident shall pay Sterling, by wire transfer of same day funds, a fee equal to 50% of the Termination Fee on the date of termination, and an additional fee equal to 50% of the Termination Fee on the earlier of the date Provident enters into a definitive agreement or consummates a transaction involving the Acquisition Proposal referenced in Section 8.1(e)(ii)(A) (or involving any other Acquisition Proposal with respect to which Provident enters into a definitive agreement or with respect to which Provident consummates a transaction, in either case prior to the date that is fifteen (15) months after this Agreement is terminated).

(d)           Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by a single party under this Section 8.2 shall be equal to the Termination Fee.

(e)           Each of Provident and Sterling acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Provident or Sterling, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit.  In addition, if Provident or Sterling, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

8.3          Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Provident and Sterling; provided, however, that after adoption of this Agreement by the respective stockholders of Provident or Sterling, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4          Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the respective stockholders of Provident or Sterling, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1          Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Wachtell, Lipton, Rosen & Katz, on the later of (i) October 1, 2013, and (ii) a date which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3          Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Provident and Sterling.

9.4          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Sterling, to:

Sterling Bancorp

650 Fifth Avenue

New York, NY  10019

Attention:              Dale C. Fredston

Facsimile:              (212) 757-8285

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell, LLP

125 Broad Street

New York, NY  10004

Attention:              Mark J. Menting

Facsimile:              (212) 291-9099

and

(b)           if to Provident, to:

Provident New York Bancorp

400 Rella Boulevard

Montebello, NY  10901

Attention:              Daniel G. Rothstein

Facsimile:              (845) 369-8255

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY  10019

Attention:              Edward D. Herlihy

Matthew M. Guest

Facsimile:              (212) 403-2000

9.5          Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Sterling means the actual knowledge of any of the officers of Sterling listed on Section 9.5 of the Sterling Disclosure Schedule, and the “knowledge” of Provident means the actual knowledge of any of the officers of Provident listed on Section 9.5 of the Provident Disclosure Schedule.  As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof.  The Sterling Disclosure Schedule and the Provident Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.6          Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7          Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.8          Governing Law; Jurisdiction.

(a)           This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of Sterling shall be subject to the laws of the State of New York).

(b)           Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Borough of Manhattan in the State of New York (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

9.9          Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10        Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11        Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.12        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.13        Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Provident and Sterling have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

STERLING BANCORP

By:	/s/ Louis J. Cappelli
	Name:	Louis J. Cappelli
	Title:	Chairman and Chief Executive Officer

PROVIDENT NEW YORK BANCORP

By:	/s/ Jack Kopnisky
	Name:	Jack Kopnisky
	Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

The Bylaws of Provident shall be amended as of the Effective Time by:

1.                                      deleting the words “Provident New York Bancorp” in each place they appear in the headings and inserting in its place “Sterling Bancorp”.

2.                                      deleting Section 2 of Article IV in its entirety and inserting in its place the following new Section 2:

Section 2.                                          Chairman of the Board of Directors.

The Chairman of the Board shall, subject to the provisions of these Bylaws and to the direction of the Board of Directors, when present, preside at all meetings of the stockholders of the Corporation and of the Board of Directors; provided, however, that the Chairman shall not, by reason of such office, be considered an executive officer of the Corporation and, unless otherwise determined by the Board of Directors, shall not be assigned executive responsibilities or participate in the full operational management of the Corporation.  The Chairman of the Board shall perform all duties and have all powers commonly incident to a Chairman position, including those which are expressly delegated to him or her by the Board of Directors.

3.                                      including the following new Section 10 of Article II:

Section 10.                                   Chairman and CEO Positions; Board Composition.

(a)           The Board of Directors has resolved that, effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of April 3, 2013, by and between Sterling Bancorp (“Sterling”) and the Corporation, as the same may be amended from time to time (the “Merger Agreement”)) and notwithstanding any other provision of these Bylaws that may be to the contrary, Louis J. Cappelli shall serve as Chairman of the Board of Directors and Jack Kopnisky shall serve as President and Chief Executive Officer of the Corporation.

(b)           Effective as of the Effective Time, the Board of Directors of the Corporation shall be comprised of thirteen (13) directors, of which seven (7) shall be former members of the Board of Directors of the Corporation chosen by the Corporation (the “Former Provident Directors”), including Jack Kopnisky, and six (6) of which shall be former members of the Board of Directors of Sterling chosen by Sterling (the “Former Sterling Directors”), including Louis J. Cappelli and John Millman, and the Former Sterling Directors and Former Provident Directors shall be apportioned among the three classes of the Board of Directors as nearly evenly as is possible.  The placement of specific Former Sterling Directors by class shall be as determined by Sterling, and the placement of specific Former Provident Directors by class shall be as determined by Provident, in each case subject to the preceding sentence.  Each of the Former Provident Directors and Former Sterling Directors shall serve on committees of the Board of Directors, consistent with their expertise and interest, and based on the needs of the Board of Directors and the requirements of such positions.  At, or immediately after, the Effective Time, the committees of the Board of Directors shall be reconstituted, with members of the committees and their respective chairpersons to be recommended by the Chairman of the

Board of Directors at, or immediately after, the Effective Time, in accordance with Article III, Section 1 of these Bylaws.

(c)           The removal of Jack Kopnisky or Louis J. Cappelli from, or the failure to appoint or re-elect Jack Kopnisky or Louis J. Cappelli to, any of the positions specifically provided for in this Section 10, and any amendment to or termination of any employment agreement with Jack Kopnisky or the Service and Covenant Agreement with Louis J. Cappelli, prior to the three year anniversary of the Effective Time, and any determination not to nominate Jack Kopnisky or Louis J. Cappelli as a director of the Corporation, prior to the three year anniversary of the Effective Time, shall each require the affirmative vote of at least 75% of the full Board of Directors.

(d)           The provisions of this Section 10 may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Section 10 may be adopted, only by an affirmative vote of at least 75% of the full Board of Directors.  In the event of any inconsistency between any provision of this Section 10 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Section 10 shall control.

Exhibit B

The Certificate of Incorporation of the Surviving Corporation shall be amended by: (i) deleting the words “eighty-five million (85,000,000)” in the first sentence of Article Fourth and inserting in its place “two hundred million (200,000,000)”, (ii) deleting the words “Seventy-five million (75,000,000) shares of Common Stock” in the first sentence of Article Fourth and inserting in its place “One-hundred and ninety million (190,000,000) shares of Common Stock”, and (iii) deleting the words “Provident Bancorp, Inc.” in Article First and in the heading preceding Article First and inserting in its place “Sterling Bancorp”.

Exhibit C

AGREEMENT OF MERGER
OF
STERLING NATIONAL BANK
WITH AND INTO
PROVIDENT BANK

THIS AGREEMENT OF MERGER, dated as of April 3, 2013 (this “Agreement”), is made and entered into between Provident Bank, Montebello, New York, and Sterling National Bank, New York, New York.

WITNESSETH:

WHEREAS, Provident Bank, a federal savings association duly organized and existing under the laws of the United States with its head office located at 400 Rella Road, Montebello, New York, has authorized capital stock consisting of 20,000,000 shares of common stock, par value $0.10 per share, of which 3,864,000 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Sterling National Bank, OCC Charter No. 13295, a national banking association duly organized and existing under the laws of the United States with its main office located at 650 Fifth Avenue, New York, New York, has authorized capital stock consisting of 358,526 shares of common stock, par value $50.00 per share, of which 358,526 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Provident New York Bancorp (the parent company of Provident Bank) (“Provident”) and Sterling Bancorp (the parent of Sterling National Bank) (“Sterling”) are parties to an Agreement and Plan of Merger, dated as of April 3, 2013, as it may be amended from time to time (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, Sterling Bancorp shall merge with and into Provident (the “Parent Merger”), whereby (i) the corporate existence of Sterling shall cease and Provident shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation in the Parent Merger and (ii) Sterling Bank shall become a wholly owned subsidiary of Provident;

WHEREAS, the respective boards of directors of Provident Bank and Sterling National Bank, acting pursuant to resolutions duly adopted, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1.  THE MERGER

A.                                    Merger; Surviving Association

Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), the following steps shall occur in immediate succession:

(i) Provident Bank shall convert to a national banking association with trust powers (the “Conversion”); and (ii) Sterling National Bank shall be merged with and into Provident Bank, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. § 215a (said transaction, the “Merger”) and the corporate existence of Sterling National Bank shall cease.  Provident Bank shall continue its corporate existence as a national banking association under the laws of the United States and shall be the national association surviving the Merger (the “Surviving Association”) and shall change its name to “Sterling National Bank”.  The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

B.                                    Articles of Association and Bylaws

From and after the Effective Time (as defined in Section 1.C below), the Articles of Association of Provident Bank as in effect immediately following the Conversion shall be the Articles of Association of the Surviving Association until thereafter amended in accordance with applicable law.  From and after the Effective Time, the Bylaws of Provident Bank immediately following the Conversion shall be the Bylaws of the Surviving Association until thereafter amended in accordance with applicable law.

C.                                    Effective Time of the Merger

The Sterling Merger shall become effective at such time and date as are agreed to by Provident Bank and Sterling National Bank, subject to the approval of the Office of the Comptroller of the Currency (the “OCC”), or such other time and date as shall be provided by law.  The date and time of such effectiveness is herein referred to as the “Effective Time”.

D.                                    Effect of the Merger

All assets as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer.  The Surviving Association shall be responsible for all of the liabilities of every kind and description, including, but not limited to, liabilities arising from any operation of a trust department, of the merging institutions existing as of the Effective Time of the Merger.

E.                                    Business of Surviving Association

The business of the Surviving Association after the Merger shall be that of a national banking association with trust powers and shall be conducted at its main office, which shall be located at 400 Rella Road, Montebello, New York, and at all legally established branches.

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F.                                     Directors

The directors of the Surviving Association shall be selected in accordance with Section 6.11(e) of the Parent Merger Agreement.

G.                                   Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of Sterling National Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of Provident Bank common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Association.

2.                                      CONDITIONS PRECEDENT

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

A.                                    Shareholder Approval.  The Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of each of Provident Bank and Sterling National Bank in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of association or bylaws or otherwise provided by law.

B.                                    Regulatory Approvals.  The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.

C.                                    No Injunctions or Restraints.  There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

D.                                    Parent Merger.  The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

3.                                      TERMINATION AND AMENDMENT

A.                                    Termination

Notwithstanding the approval of this Agreement by the shareholders of Provident Bank or Sterling National Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided.  This Agreement may also be terminated by mutual written consent of the parties hereto.

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B.                                    Effect of Termination

In the event of termination of this Agreement as provided in Section 3.A above, this Agreement shall forthwith become void and have no effect, and none of Provident Bank or Sterling National Bank, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

C.                                    Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

4.                                      MISCELLANEOUS

A.                                    Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

B.                                    Further Assurances

If at any time the Surviving Association shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Association title to any property or rights of Sterling National Bank or otherwise carry out the provisions hereof, the proper officers and directors of Sterling National Bank, as of the Effective Time, and thereafter the officers of the Surviving Association acting on behalf of Sterling National Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Association and otherwise carry out the provisions hereof.

C.                                    Nonsurvival of Agreements

None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement as provided in Section 3.A.

D.                                    Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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if to Sterling National Bank, to:

650 Fifth Avenue

New York, NY  10019

Attention:                                         Dale C. Fredston

Facsimile:                                         (212) 757-8285

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell, LLP

125 Broad Street

New York, NY  10004
Attention:                                         Mark J. Menting

Facsimile:                                         (212) 291-9099

and

if to Provident Bank, to:

400 Rella Boulevard

Montebello, NY  10901

Attention:                                         Daniel G. Rothstein

Facsimile:                                         (845) 369-8255

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY  10019

Attention:                                         Edward D. Herlihy

Matthew M. Guest
Facsimile:                                         (212) 403-2000

E.                                    Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law that would result in the application of the laws of a State other than New York, except to the extent federal law may be applicable.

F.                                     Successors and Assigns

This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of the other party hereto.

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G.                                   Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

ATTEST:	PROVIDENT BANK

/s/ Daniel G. Rothstein	By	/s/ Jack Kopnisky
Name: Daniel G. Rothstein		Name: Jack Kopnisky
Title:Chief Executive Officer and President

ATTEST:	STERLING NATIONAL BANK

/s/ John W. Tietjen	By	/s/ Louis J. Cappelli
Name: John W. Tietjen		Name: Louis J. Cappelli
Title:Chairman

[Signature page to Agreement of Merger]